Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, of our report dated March 31, 2025, relating to the audit of the balance sheets of Strive, Inc. (which was, until September 12, 2025, known as Asset Entities Inc.) (the “Company”), as of December 31, 2024, and 2023, and the related statements of operations, statement of stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as “the financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
September 15, 2025	Certified Public Accountants
PCAOB ID: 1171